Exhibit 10.1

400 Technology Square, 4th Floor

Cambridge, MA 02139

February 28, 2022

Mr. Jerald Korn

Delivered via email

Dear Jerald,

I am pleased to offer you the position of Chief Operating Officer with Epizyme, Inc. reporting to Grant Bogle CEO.

Salary

You will receive a semi-monthly salary of $19,791.67, which is equivalent to $475,000 annually. It is understood and agreed that, as an integral part of the services you will render to the Company, you will not engage in any other employment, consulting, or other business activities (whether full-time or part-time), except as expressly authorized in writing by the Company’s Board of Directors (the “Board”).

Bonus

You will also be eligible to receive, for each fiscal year of the Company an annual target bonus equal to up to 40% of your base salary. Although you will be employed by the Company for a partial year in 2022, you shall be eligible for the full year target bonus of $190,000. The target bonus or actual percentage attained thereof shall be awarded upon the attainment, as determined by good faith and reasonable assessment of the Board or the Compensation Committee, of Individual and Company goals at the beginning of each fiscal year. You must be employed on the date that the bonus is paid in order to be eligible to receive such bonus.

Sign-On Bonus

You will also receive a one-time payment of $100,000 on the first payroll after your start date, as set forth in and subject to the Cash Sign-On Bonus Agreement which contains the terms and conditions of the sign-on bonus.

Equity
Subject to Compensation Committee approval, you will be awarded the following new-hire inducement grants pursuant to Nasdaq Listing Rule 5635(c)(4) (the " Inducement Awards"), which are intended to be a material inducement to your employment by the Company:

(i) a stock option grant for the purchase of 800,000 shares of common stock of the Company at a price per share equal to the closing price of the Company's common stock on the Nasdaq Global Market on the grant date. The stock option grant shall be subject to all terms, vesting schedules and other provisions set forth in the corresponding stock option agreement.

You may also be eligible for other grants of stock options, restricted stock units, or other equity awards as determined by and in the sole discretion of the Board. Nothing in this section shall affect your status as an employee at will, as set forth herein.

Benefits
You will also be eligible to participate in the company’s Medical, Dental, and Vision Insurance Programs as well as the Life, AD&D, Short- and Long-Term Disability Plans. You will accrue three weeks (15 days) paid vacation each year and receive 12 paid holidays annually in accordance with the company holiday schedule. In addition, you will be eligible to participate in the Savings and Investment Plan and the Flexible Spending Program for daycare and medical care expenses. Epizyme also provides transportation benefits.

The offer of employment is contingent upon satisfactory reference checks, your signing of the I-9 Employment Verification Form, and your signing of the Employee Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement with the Company (attached with this letter). You acknowledge that your receipt of the option grant described above in this offer letter is contingent upon your agreement to the non-competition provisions set forth in the Employee Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement, and you further acknowledge that such consideration was mutually agreed upon by you and the Company and is fair and reasonable in exchange for your compliance with such non-competition obligations. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements. If there are any other agreements of any type that you are aware of which may impact or limit your ability to perform your job at Epizyme, please let us know as soon as possible.

It is important for you to understand that Massachusetts is an “at will” employment state. This means that you will have the right to terminate your employment relationship with Epizyme at any time for any reason. Similarly, Epizyme will have the right to terminate its employment relationship with you at any time for any reason.

We look forward to your employment with us! We are confident that you will make many significant contributions to the Company’s growth.

Sincerely,

Grant Bogle
President and Chief Executive Officer

Signed and agreed to:

/s/ Jerald Korn___________________ 3/11/22______________
Jerald Korn Date

Prior Attachment(s): Sign-on Bonus Agreement; Employee Invention and Non-Disclosure Agreement